Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

DECLARES SECOND QUARTER DIVIDEND OF $.50 PER SHARE

Mobile, Alabama, July 29, 2009 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Highlights

•
Generated net income of $10.7 million for the three months ended June 30, 2009, as compared to $2.9 million for the comparable period in 2008 which excludes a $15.1 million gain from the sale of a Panamax Bulk Carrier;

•	Declared a second quarter dividend of $0.50 per share payable on September 1, 2009 to shareholders of record as of August 17, 2009.

Net Income
The Company reported net income of $10.7 million for the three months ended June 30, 2009.  For the comparable three months ended June 30, 2008, the Company reported net income of $2.9 million before net income of $15.1 million from the sale of a Panamax Bulk Carrier in which the Company had a 50% ownership interest.

Niels M. Johnsen, chairman and chief executive officer, commented, “We are pleased to once again report strong quarterly results during a challenging economic environment.  Our strategy of maintaining a diversified portfolio of medium to long-term contracts for our fleet, combined with the success of supplemental cargo volumes, continued to serve the Company well.  While supplemental cargo volumes may not continue at these levels, our contract mix positions the Company to continue to achieve predictable results. In addition, our balance sheet at quarter’s end reflects the continued strengthening of our financial position. “

Mr. Johnsen continued, “The successful renegotiation of the company’s two international flag container vessel timecharters was a positive development for the company; however, the necessity for our renegotiation underscores the severely depressed state of the international container vessel market.  Also, as we work to mitigate the impact that the current economic conditions are having on our rail ferry service, given our strong balance sheet, we continue to develop accretive growth opportunities for the company.”

Operating Income
Operating Income for the three months ended June 30, 2009, was $10.2 million as compared to $2.3 million for the comparable period in 2008.  The current quarterly results include an impairment charge of $2.9 million resulting from the early redelivery of one of the Company’s two international flag container vessels. In conjunction with the Company’s acceptance of one vessel’s early redelivery, the charterer has increased the charter hire payment on the remaining international flag container vessel. The firm charter period for this vessel runs through March, 2011.

The Company’s Time Charter segment continued to be favorably impacted by the results of its supplemental cargoes carried by its U.S. flag PCTC fleet.  Additionally the Company’s U.S. flag Coal Carrier had more operating days in this second quarter of 2009 as compared to the same period in 2008.  However, these favorable results were impacted within the segment by the lower results of the Company’s operations in Indonesia servicing a customer’s mining operations in that region.  One of the Company owned vessels used in this service experienced a significant amount of non-operating time resulting from unscheduled repairs.

The Contract of Affreightment segment had improved results compared to the same prior year period as a result of lower vessel operating costs.

The Company’s Rail Ferry segment, although showing improved results from the previous quarter, reported lower results in the current 2009 quarter as compared to the 2008 quarterly results.  This segment continues to be impacted by the economic market conditions.

Administrative and General Expense
Administrative and general expenses were approximately 4% lower than the same second quarter period in 2008.  This slight decrease reflects the Company’s on-going efforts to reduce administrative and general expenses.

Interest Income and Expense
Interest expense for the three months ended June 30, 2009, was lower than the same period in 2008, reflecting lower outstanding principal balances.  Interest income for the quarter reflects market losses of $293,000 from reduced values in the Company’s investment portfolio.

Federal Income Tax Benefit
International Shipholding Corporation’s federal income tax benefit for the second quarter of 2009 was $221,000 versus a benefit of $614,000 for the second quarter of 2008.  The reduction in benefit reflects higher results in those segments taxed at the U.S. corporate statutory rate.

Unconsolidated Entities
The current quarter’s results of the Company’s Unconsolidated Entities, excluding the second quarter 2008 $15.1 million gain on the sale of a vessel, showed a slight improvement.  The improvement results from higher charter rates on the one remaining Panamax Bulk Carrier which in the 2008 period was at the end of a long-term charter.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $.50 dividend for each share of common stock owned on the record date of August 17, 2009, payable on September 1, 2009.  The Company intends to continue to declare quarterly dividends.  All future dividend declarations and amounts remain at the discretion of International Shipholding Corporation’s Board of Directors.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$99,815	$61,149	$197,893	$124,854

Operating Expenses:
Voyage Expenses	76,862	48,902	154,943	101,010
Vessel and Barge Depreciation	5,225	5,059	10,394	10,140
Impairment Loss	2,899	-	2,899	-

Gross Voyage Profit	14,829	7,188	29,657	13,704

Administrative and General Expenses	4,670	4,869	10,940	9,906

Operating Income	10,159	2,319	18,717	3,798

Interest and Other:
Interest Expense	1,402	1,576	2,870	3,631
Loss on Sale of Investment		91	-	91
Loss on Redemption of Preferred Stock	-	-	-	1,371
Investment Loss (Income)	141	(192)	332	(437)
	1,543	1,475	3,202	4,656

Income (Loss) from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income
of Unconsolidated Entities	8,616	844	15,515	(858)

(Benefit) Provision for Income Taxes:
Current	65	-	130	-
Deferred	(286)	(614)	(2,015)	(1,814)
State	(5)	9	44	25
	(226)	(605)	(1,841)	(1,789)

Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	1,817	16,576	2,778	17,782

Income from Continuing Operations	10,659	18,025	20,134	18,713

Gain from Discontinued Operations
Gain (Loss) on Sale of Liner Assets	-	(9)	-	4,588
Provision for Income Taxes	-	-	-	(471)
Net Income from Discontinued Operations	-	(9)	-	4,117

Net Income	$10,659	$18,016	$20,134	$22,830

Preferred Stock Dividends	-	-	-	88

Net Income Available to Common Stockholders	$10,659	$18,016	$20,134	$22,742

Basic and Diluted Earnings Per Common Share:

Net Income Available to Common Stockholders
Continuing Operations	$1.47	$2.38	$2.79	$2.51
Discontinued Operations	0.00	0.00	0.00	0.55
	$1.47	$2.38	$2.79	$3.06

Net Income Available to Common Stockholders - Diluted
Continuing Operations	$1.46	$2.37	$2.78	$2.41
Discontinued Operations	0.00	0.00	0.00	0.53
	$1.46	$2.37	$2.78	$2.94

Weighted Average Shares of Common Stock Outstanding:
Basic	7,228,570	7,585,207	7,220,863	7,433,281
Diluted	7,278,782	7,602,314	7,253,360	7,775,169

Contacts:

Inte                    International Shipholding Corporation
                            Niels M. Johnsen, Chairman                                                   (212) 943-4141
Erik L. Johnsen, President	(251) 243-9221

The IGB Group
Leon Berman	(212) 477-8438
Tyler Wilson	(646) 673-9701